EXHIBIT 99.1

Kearny Financial Corp. Announces Merger with Clifton Bancorp Inc.

FAIRFIELD, N.J. and CLIFTON, N.J., Wednesday, November 1, 2017 – Kearny Financial Corp. (Nasdaq: KRNY), the holding company for Kearny Bank (“Kearny”), and Clifton Bancorp Inc. (Nasdaq: CSBK), the holding company for Clifton Savings Bank (“CSBK”), announced today that the companies have entered into a definitive agreement pursuant to which Kearny will acquire CSBK in an all-stock transaction. The definitive agreement has been unanimously approved by the Boards of Directors of both companies. Under the terms of the agreement, CSBK will merge with and into Kearny, and each outstanding share of CSBK common stock will be exchanged for 1.191 shares of KRNY common stock. The transaction is valued at an estimated $408 million, or approximately $18.25 per CSBK share, based upon the 10 day volume-weighted average common stock price of $15.32 for Kearny Financial Corp. as of October 31, 2017. Upon closing, Kearny shareholders will own approximately 76% of the combined company and CSBK shareholders will own approximately 24% of the combined company.

With the addition of 12 branches throughout Bergen, Passaic, Hudson, and Essex Counties, the merger will enhance Kearny’s footprint across dynamic and desirable northern New Jersey markets. As of September 30, 2017, CSBK had approximately $1.6 billion of assets, $1.1 billion of loans, and $915 million of deposits. On a pro forma basis, as of September 30, 2017, the combined company is expected to have approximately $6.5 billion of assets, $4.4 billion of loans, and $3.9 billion of deposits.

“I am pleased to announce the strategic combination of these two strong New Jersey based community banks”, said Craig L Montanaro, President and Chief Executive Officer of Kearny. “We believe that this partnership is an excellent fit from both a cultural and operating model perspective. Together, the combined company provides for an enhanced customer experience through an expanded branch and ATM network, more diverse products and services and strengthened ties to our communities through the financial support of the Kearny Bank Foundation.”

“Kearny is an excellent partner for CSBK,” said Paul M. Aguggia, President and Chief Executive Officer of CSBK. “We believe that this strategic combination creates a stronger organization that will benefit our customers and create opportunities for our employees. We are proud of the value that we have delivered to our shareholders since our second-step conversion and are excited by the prospects for the combined company.”

On a pro forma basis, the transaction is expected to be accretive to Kearny’s fiscal 2019 earnings per share by approximately 40%. Tangible book value dilution is expected to be approximately 2.3%, with an earn-back period of approximately 2.4 years.

Subject to approval by each company’s shareholders, as well as regulatory approvals and other customary closing conditions, the transaction is currently expected to close late in the first calendar quarter of 2018, or early in the second calendar quarter of 2018. Effective at the closing of the transaction, Mr. Aguggia and two other members of the Board of Directors of CSBK will join the Board of Directors of both Kearny and Kearny Bank.

Keefe, Bruyette & Woods, Inc. served as financial advisor to Kearny, and Luse Gorman, PC served as its legal counsel. Sandler O’Neill + Partners, L.P. served as financial advisor to CSBK, RP Financial, LC. rendered a fairness opinion to CSBK in connection with the transaction, and Kilpatrick Townsend & Stockton LLP served as legal counsel to CSBK.

Conference Call

Kearny will host a conference call to discuss the transaction on Thursday, November 2, 2017 at 10:00 a.m. Eastern Time. Those wishing to participate in the call may dial toll-free (888) 317-6016. Investor presentation materials related to this transaction will be made available prior to the conference call at www.kearnybank.com.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank. Kearny Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At September 30, 2017, Kearny Financial Corp. had approximately $4.8 billion in total assets. Kearny Bank was recently named to Forbes’ list of the 50 Most Trustworthy Financial Companies.

About Clifton Bancorp Inc.

Clifton Bancorp Inc. is the holding company for CSBK (Clifton Savings Bank), a federally chartered savings bank headquartered in Clifton, New Jersey. CSBK is a metropolitan, community-focused bank serving residents and businesses in its market area through 12 full-service banking centers.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Kearny and CSBK, including anticipated future results, cost savings and accretion to reported earnings that may be realized from the merger; (ii) Kearny and CSBK’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the businesses of Kearny and CSBK may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may not be fully realized or may take longer than expected to be realized; operating costs, customer loss and business disruption following the merger may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; the stockholders of CSBK or Kearny may fail to approve the merger; the interest rate environment may further compress margins and adversely affect new interest income; the risks associated with continued diversification of assets and adverse changes to credit quality; and difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Kearny’s and CSBK’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Kearny or CSBK or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Kearny and CSBK do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Additional Information About the Proposed Merger and Where to Find It

Investors and stockholders are urged to carefully review and consider each of Kearny’s and CSBK’s public filings with the SEC, including, but not limited to, their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by Kearny with the Securities and Exchange Commission (the “SEC”) may be obtained at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from Kearny at www.kearnybank.com under the tab “Company Info” under “Investor Relations” or by requesting them in writing to Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey 07004, Attention: Sharon Jones, or from CSBK at www.csbk.bank under the tab “About Us” under “Investor Relations” or by requesting them in writing to Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015, Attention: Michael Lesler.

In connection with the proposed merger, Kearny will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Kearny and CSBK and a prospectus of Kearny, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Copies of the registration statement and joint proxy statement/prospectus and the filings that will be incorporated by reference therein, as well as other filings containing information about Kearny and CSBK, when they become available, may be obtained at the SEC’s Internet site (www.sec.gov). Free copies of these documents may be obtained as described in the preceding paragraph.

CSBK and Kearny and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Kearny and CSBK in connection with the proposed merger. Information about the directors and executive officers of Kearny is set forth in the proxy statement for the Kearny 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on September 15, 2017. Information about the directors and executive officers of CSBK is set forth in the proxy statement for the CSBK 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on June 29, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the joint proxy statement/prospectus and other relevant documents regarding the proposed merger to be filed with the SEC when they become available. Free copies of these documents may be obtained as described above.

For further information, contact:

Kearny Financial Corp.

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

(973) 244-4500

Clifton Bancorp Inc.

Michael Lesler, Executive Vice President, Chief Operating Officer and Corporate Secretary

(973) 473-2200